EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               CONTACT:  JEROLD R. KASSNER
OCTOBER 26, 1999                                                    SWANK, INC.
                                                           ATTLEBORO, MA  02703
                                                                 (508) 222-3400


                                   SWANK, INC.
                            ATTLEBORO, MASSACHUSETTS

                     SWANK, INC. RETIREMENT PLAN TO PURCHASE
                             SHARES OF COMMON STOCK;
                   SWANK, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


         SWANK, INC. (NASDAQ:SNKI), announced today that the 401(k) Savings and Stock Ownership Plan Committee of The New Swank, Inc. Retirement Plan, has authorized the repurchase by the Retirement Plan of up to 600,000 shares of the Company's Common Stock. Purchases would be made in the discretion of the Trustees of the Retirement Plan from time to time in the open market and through privately negotiated transactions, subject to general market and other conditions. Repurchases are intended to be financed by the Retirement Plan from its own funds and from any future cash contributions by the Company to the Retirement Plan. Shares acquired would be used to provide benefits to employees under the terms of the Retirement Plan.

         Swank also announced today that its Board of Directors has adopted a Stockholder Rights Plan. Under the terms of the Rights Plan, the Company will distribute to its stockholders Rights to purchase one one-hundredth of a share of newly created Series D Junior Participating Preferred Stock at an initial exercise price of $5.50. One Right will be distributed for each share of the Company's common stock outstanding on November 12, 1999. The Stockholder Rights Plan succeeds Swank's prior rights plan, which originally was adopted in 1988 but had expired by its terms last year.

         Commenting on the adoption of the Stockholders Rights Plan, John Tulin, President of the Company, stated "We believe the Rights Plan, like our prior rights plan, is in the best interests of the stockholders, as it contains provisions to protect stockholders and the Company from coercive or unfair takeover tactics." He noted that the Rights Plan was not adopted in response to any specific offer or effort to acquire control of the Company.

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OCTOBER 26, 1999                                                    SWANK, INC.
PAGE 2

                     SWANK, INC. RETIREMENT PLAN TO PURCHASE
                             SHARES OF COMMON STOCK;
             SWANK, INC. ADOPTS STOCKHOLDER RIGHTS PLAN (CONTINUED)


         Swank manufactures and markets men's belts, personal leather goods and jewelry and women's jewelry. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "DKNY", "Claiborne", "Guess?", "Anne Klein", "Anne Klein II", "Geoffrey Beene", "Yves Saint Laurent", "Pierre Cardin", "Colours by Alexander Julian", and "Swank". Swank also manufactures jewelry and leather items for distribution under private labels.

         This press release contains forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors, including general economic and business conditions, competition in the men's and women's accessories and jewelry markets, continuing sales trends, pricing and consumer preferences.

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